Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Klotho Neurosciences, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Klotho Neurosciences, Inc. of our report dated March 31, 2025 on our audit of the financial statements of Klotho Neurosciences, Inc. as of December 31, 2024 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the period December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BCRG Group

BCRG Group (PCAOB ID 7158)

Irvine, CA

December 5, 2025